CORPORATE BYLAWS OF THE DIVESTED
                         ELEKTRA COMERCIAL, S.A. DE C.V.

                      NAME, PURPOSE, DOMICILE AND DURATION

Article First              The company is called "ELEKTRA COMERCIAL." This
                           name when used shall be followed by the words
                           "SOCIEDAD ANONIMA DE CAPITAL VARIABLE," or the initials thereof, "S.A. de C.V."

Article Second             The purpose of the company is:

                           a) The purchase, sale, importation, exportation, distribution and in general the execution of all commercial acts related to clothing, accessories, novelties, personal articles, gifts, utensils, devices, radios, televisions, stoves, refrigerators, furniture in general, decorative articles and installations and other merchandise appropriate to the business of stores and department stores, whether manufactured in the country or abroad.

                           b) The purchase, sale, importation, exportation and in general the execution of all commercial acts related to chattel, its parts, accessories, raw materials, equipment and spare parts.

                           c) The purchase, sale, lease or use, under any legal title, of chattel for the establishment of stores, offices, warehouses, workshops and other facilities required for the performance of the activities cited in the preceding articles.

                           d) The purchase, sale or importation and the operation, directly or through third parties, of the automotive vehicles required for the transportation in national territory or abroad of the merchandise it sells.

                           e) To hold an interest in the share capital of other companies whether commercial or civil, which have activities similar, analogous or related to those that it performs.

                           f) To take money in loan and to grant loans or financing to companies or associations in which the company is a partner or shareholder, to those which are partners or shareholders in the company, as well as any other natural or legal person with which it has or comes to have direct or indirect commercial ties through affiliated or subsidiary companies or associations.

                           g) The company may not act as an intermediary in credit or financial activities with the general public, nor perform any activity reserved for credit, banking or credit assistance companies or institutions.

                           h) To surety or in any other manner guarantee obligations belonging to the company or to third parties, onerously or gratuitously, being able to accept or establish real or personal guarantees.

                           i) To provide and receive all types of services to or from third parties, such as, but not limited to, management, financial or commercial consulting and other areas of business related to their corporate purpose.

                           j) Act as an agent, intermediary, broker, factor or representative of all types of natural or legal persons, including domestic or foreign, public or private companies or associations.

                           k) To hold, acquire or exploit all types of intellectual or industrial property rights, including patents, trademarks, trade names and copyrights, and

                           l) In general, perform any act or enter into all types of contracts which are required or convenient for the achievement of the corporate objectives described above.

Article Third              The company's domicile is Mexico City, Federal
                           District, and it is authorized to establish offices, representative offices, agencies and branches in any part of the Mexican Republic and abroad and to indicate contractual domiciles in the legal acts and operations it performs, without such meaning a change of its corporate domicile.

Article Fourth             The duration of the company shall be through
                           January 1, 2100.

Article Fifth              The Company is of Mexican nationality, and its
                           foreign partners, present or future, agree pursuant to the stipulations of Section I of Article 27 of the General Constitution of the Republic to consider themselves as nationals with respect to the interests they acquire and therefore not to invoke the protection of their governments with respect thereto under penalty in case of breaching the agreement of losing to the Nation's benefit such assets and/or interests as they may have acquired in virtue thereof. Likewise, the shareholders shall subject themselves to the stipulations of the Foreign Investment Law and the Regulation of the Foreign Investment Law and the National Registry of
                           Foreign Investment for the purposes of the authorizations and operations which are required for it objective.

                            SHARE CAPITAL AND SHARES

Article Sixth              The share capital is variable. The minimum
                           fixed capital without a right to be redeemed is the amount of 72,000,000.00 (SEVENTY-TWO MILLION PESOS
                           AND 00/100 NATIONAL CURRENCY), represented by 1,000
                           (ONE THOUSAND) common registered Series "A" shares without par value, fully subscribed and paid in.

                           The variable capital is susceptible to increases and reductions by resolution of the Special Meeting of Shareholders.

Article Seventh            The share capital is divided into common, ordinary
                           registered shares without par value. Shares grant equal rights and in General Meetings of Shareholders each share shall represent one vote and its owner may exercise the right to vote among the rights which are granted to the respective series. They shall be represented by provisional certificates and then by definitive securities and the latter shall have coupons attached.

Article Eighth             The share securities shall contain the requirements
                           specified by Article One Hundred Twenty-Five of the General Commercial Companies Law, in addition to the clause related to foreigners which appears in these bylaws and the content of the next Article. They shall be issued with the signature of two directors, one of them the President, or by the Sole
                           Administrator, if appropriate, within a period which shall not exceed one year.

Article Ninth              The company shall consider the owner of the shares to
                           be whoever appears as such in the shareholder registry which the company shall keep. At the request of any interested party, the company shall register in the aforementioned registry such transactions as are effected. For the transfer of shares authorization from the managing body shall be sufficient; the remaining shareholders have a period of fifteen business days calculated from the authorization to exercise or not their right of preference in proportion to the number of shares of which they are owners.

Article Tenth              The company's variable capital is susceptible
                           to increases and reductions without a need to modify the corporate bylaws and with mere formalities established in the respective chapter of the General
                           Commercial Companies Law.

                           All increases or reduction in the share capital shall be recorded in the shareholder registry which the company keeps in that regard.

                           A) Increase in Capital. An increase in the fixed or variable capital may not be declared if all the shares previously issued by the company are not completely subscribed and paid in. When the share capital is increased, shareholders have a preferential right in proportion to the number of shares to subscribe such as are issued.

                           B) Reduction in Capital. A reduction in the share capital shall be effected by amortizing full shares and by reimbursing shareholders. The designation of the shares for the reduction shall be made by agreement of unanimous shareholders or in the absence thereof by drawing before a Notary Public.

Article Eleventh           If in the case cited in item B) of the preceding
                           article, once the designation of the shares has been made, a notification shall be published in the entity's official newspaper where the company has its domicile, indicating that the amount of the reimbursement will be made available to the respective shareholders once the period cited in
                           Article 220 of the General Commercial Companies Law has transpired, in the offices of the company without accruing any interest whatsoever.

Article Twelfth            If there is a foreign interest in the company's share
                           capital, the following shall be observed:

                           The foreign investment may have an interest in any proportion of the share capital without further reservations, modalities or exceptions other than those indicated in the Foreign Investment Law and in the Regulation of the Foreign Investment and the National Foreign Investment Registry Law.

                           The company shall ensure that its purpose in the future does not include the activities reserved for the State, which are contained in Article Fifth of the Foreign Investment Law and the Regulation of the Foreign Investment and National Foreign Investment Registry Law, and it shall also ensure, if appropriate, that the Mexican interest be increased, including to one hundred percent, to respect the minimum percentage thereof, in the cases contained in the Foreign Investment Law and the aforementioned Regulation.

                           Investments made by foreigners in the country as immigrants is equivalent to Mexican investment except for those reserved activities cited in the Foreign Investment Law.

                           In any case, the shares into which the share capital belonging to Mexican shareholders is divided shall always be Series "A" or Mexican, while the shares whose owners are of foreign nationality shall be Series "B" or freely subscribed.

                                   MANAGEMENT

Article Thirteenth         The management of the company shall be
                           entrusted to a Sole Administrator or a Board of Directors of more than five and fewer than thirteen members, as determined by the Regular General Meeting of Shareholders. The former or the latter need not be shareholders. Directors shall be responsible for representing the company and they shall have the authorities granted to them by these bylaws and the applicable laws.

Article Fourteenth         The Sole Administrator or such Directors
                           as the Meeting of Shareholders designates shall remain in their positions permanently, until the new designate or designates to replace them take possession thereof.

Article Fifteenth          The Sole Administrator or the Board of
                           Directors, if appropriate, shall have the following authorities:

                           I. To perform all operations inherent to the company's purpose, except such as by Law or by these bylaws correspond only to the meetings of shareholders.

                           II. Enter into, modify, novate and rescind all types of contracts and agreements and in general take all actions which are related directly or indirectly to the company's purposes. Contract loans related to financing and agriculture. Grant and sign credit instruments.

                           III. Acquire such chattel and real property as permitted by law.

                           IV. Trade and encumber with liens, mortgages or in another manner, the company's chattel and real property.

                           V. Waive the company's personal or real rights or those of another nature.

                           VI. Waive the jurisdiction of the company's domicile and subject it to another jurisdiction.

                           VII.     Name and remove factors, agents and
                                    employees of the company and establish
                                    their authorities, obligations and
                                    remunerations.

                           VIII. Establish branches and agencies in any place in the Republic or abroad and close them.

                           IX. Such others as correspond by Law or as per the bylaws.

                           X. In general, and without prejudice to the preceding authorities, they shall be invested with the powers of attorney which are indicated below.

                                    A GENERAL POWER OF ATTORNEY FOR LITIGATION
                                    AND COLLECTIONS, with all the general and special authorities which require a special clause pursuant to the law, under the terms of the first paragraph of Article Two Thousand Five Hundred Fifty-Four of the Civil Code in effect for the Federal District and Article Two Thousand Five Hundred Eighty-Seven of the law itself and the corresponding articles of the Civil Codes of the places where this power of attorney is exercised.

                                    The attorney is authorized to make and
                                    answer petitions, and to perform the other actions cited in the second of the aforementioned precepts, having invested with the legal representation of the company and therefor authorized to appear before local and federal Boards of Conciliation and Arbitration and labor authorities, where they may enter into arbitration settlements, answer litigation, file motions, answer interrogatories, under the terms of Articles Seven Hundred Eighty-Six, Seven Hundred Eighty-Seven, Eight Hundred Seventy-Six, Eight Hundred Seventy-Seven, Eight Hundred Seventy-Eight and other related articles of the reformed Federal Labor Law, to make criminal complaints and accusations, abandon them, grant the appropriate pardon when appropriate, establish themselves as third parties with the Public Ministry and abandon defenses.

                                    GENERAL POWER OF ATTORNEY FOR ACTS OF
                                    MANAGEMENT, with all administrative
                                    authorities under the terms of the second paragraph of Article Two Thousand Five Hundred Fifty-Four of the Civil Code for the Federal District and the related articles of the Civil Codes of the places where this power of attorney is exercised.

                                    GENERAL POWER OF ATTORNEY FOR ACTS OF
                                    DOMINION, by which the agent shall have all the rights of an owner, both with respect to the constituent's assets and to take all types of actions in order to defend them, under the terms of the third paragraph of the aforementioned precept and its related precepts in the Civil Codes of the place where this power of attorney is exercised.

                                    POWER OF ATTORNEY TO SIGN AND TO EXECUTE ALL
                                    TYPES OF CREDIT INSTRUMENTS under the terms of Article Ninth of the General Credit Instruments and Transactions law and its related articles in the Body of Law of any other place.

                                    POWER OF ATTORNEY to grant guarantees.

                                    POWER OF ATTORNEY to grant general and
                                    special powers of attorney and to revoke them.

                           In any case the general meeting of shareholders may restrict the authorities granted to the management body.

Article Sixteenth          When the General Meeting decides that the
                           company will be managed by a Board of Directors, it shall function as follows:

                           I. It shall be composed of more than five and fewer than thirteen full directors. the meeting of shareholders itself may also name an alternate director for each full director.

                           II. Alternate directors shall take office when called by the Board, due to the temporary or permanent absence of the respective full directors.

                           III. The board shall meet whenever necessary, provided that they are called by the President or by two directors by means of certified letter addressed to the domiciles of the other directors.

                           IV. For the board to function legally at least half of its members must attend and its resolutions shall be valid when taken by a majority of those present. Minutes shall be prepared for each Board meeting which shall contain the resolutions approved, which shall be signed by the person who presided over the meeting and by the Secretary. For votes, the President of the Board of Directors shall have the tie-breaking vote in case of a tie.

                           V. Such certified copies or extracts of the Board's minutes as must be issued for any reasons, shall be authorized by the Secretary.

                           VI. The position of director is compatible with that of Manager.

                           VII.     Resolutions taken outside the board
                                    meetings, by unanimity of the members, shall for all legal effects have the same validity as if they had been adopted in a meeting of the board, provided that are confirmed in writing.

Article Seventeenth        The Sole Administrator and the Board of
                           Directors, as the case may be, may name a Manager with such authorities as they deem appropriate. The
                           Manager is subject to the instructions given to him by either the Sole Administrator or the Board of Directors.

                                   SUPERVISION

Article Eighteenth         The General Meeting of Shareholders shall
                           name one or more full Shareholders Representatives and it may also name one or more alternates. The
                           Shareholders Representatives may be shareholders or persons outside the company and they shall have the functions and responsibilities stipulated in Article
                           166 of the General Commercial Companies Law and related laws.

                            MEETINGS OF SHAREHOLDERS

Article Nineteenth         The General Meeting of Shareholders is the
                           company's supreme body; it may agree and confirm all actions and operations thereof, and its resolutions shall be executed by such person as it designates or in the absence of such designation, by the administrator or the Board of Directors.

                           The General Meetings may be special or regular. Those which treat matters which are not listed in Article 182 of the General Commercial Companies Law, but obligatorily those listed in Article 181, shall be regular.

                           The Regular Meeting shall meet at least once a year, on the date established by the management body, but always within the first four months subsequent to the close of the preceding fiscal year.

Article Twentieth          The notification shall be made by the Sole
                           Administrator or by the President, the Secretary of the Board of Directors or two of its members or the Shareholders Representative, and it shall be published in one of the wide circulation newspapers of the company's domicile, at least fifteen days in advance of the date the Meeting is to be held.
                           The notification shall contain the order of the day and be signed by whoever makes it.

                           For a Regular Meeting to be deemed to have met legally in virtue of the first notification, at least half the share capital must be represented and resolutions shall only be valid when taken by a majority of the votes present. In Special Meetings, under the first notification, at least three-fourths of the share capital shall be represented and resolution shall be taken by a vote of the shares which represent half the share capital. If the Meeting cannot be held on the day indicated, a second notification shall be made stating this circumstance and the meeting shall resolve on the matters of the Order of the Day regardless of the number of shares represented. In the case of Special Meetings, decisions shall always be taken by a favorable vote of the number of shares that represent at least half the share capital.

Article Twenty-First      For shareholders to have a right to
                           attend the meetings, they shall present therein their share certificates. They may also deposit them in the Office of the Secretary of the Company or in a credit institution in the Republic or abroad and in these cases, instead of the share certificates they shall present prior to the meeting the certificate issued by the Office of the Secretary of the Company or by the corresponding credit institution that proves the deposit, which document shall contain the number of shares of which they are owners.

Article Twenty-Second      Once a meeting has been convened
                           legally, if for lack of time it cannot resolve the matters for which it was convened, it may adjourn the meeting to continue it on another day or days, without requirement of a new notification.

Article Twenty-Third       General Meetings shall be presided over
                           by the Sole Administrator or by the President of the Board of Directors and the Secretary of the Board itself shall act in that capacity. If the President does not attend, the person elected by those attending shall act as such. Likewise, the President of the Meeting shall be elected when the Administrator is absent and the Secretary when the one of the Board is not present or there is no Secretary. The President shall name two persons from among those attending as inspectors.

Article Twenty-Fourth      Votes shall be viva voce unless any shareholder
                           requests that they be by roll call or by ballot.

Article Twenty-Fifth       Those attending shall prepare minutes
                           for meetings which were not convened due to a lack of quorum, which minutes shall be signed either by those acting as President and Secretary of the Meeting or the attendees thereat in the case of the absence of the latter, as well as by such Shareholders
                           Representatives as attend.

Article Twenty-Sixth       Resolutions taken outside the meeting by
                           unanimity of shareholders who represent all shares shall have, for all legal purposes, the same validity as if they had been adopted by the shareholders meeting in a General Meeting provided that are confirmed in writing.

                       DISTRIBUTION OF PROFITS AND LOSSES

Article Twenty-Seventh     The fiscal year shall commence on January first and
                           shall end on December thirty-first.

Article Twenty-Eighth      Such profits as are obtained in each
                           fiscal year, pursuant to the financial statements, shall be distributed in the following manner:

                           I. Five percent shall be set aside to form and to reestablish, if appropriate, the reserve fund up to the amount of one-fifth of the share capital.

                           II. Such amount as is designated by the meeting to compensate the Sole Administrator or the members of the Board of Directors, as the case may be, and the Shareholders Representative or Representatives, shall be set aside.

                           III. Such amounts as the meeting decides to form provision funds shall be applied.

                           IV. The remainder shall be distributed among shareholders in proportion to the amount of their shares shown. Profits shall not be distributable until they are converted into cash or divisible in kind;
                                    in the meanwhile, they shall be applied to the profit distributable account. No share whatsoever of the profits shall be granted to the founders, who only as shareholders shall have a right to receive dividends corresponding to such shares as they hold. In any case the stipulations of Article Nineteenth of the General Commercial Companies Law shall be followed.

Article Twenty-Ninth       Such losses as exist shall be distributed among
                           shareholders in the same manner and proportion indicated for the distribution of profits in the preceding article, with the limitation in their favor in Article Eighty-Seven of the General
                           Commercial Companies Law.

                           DISSOLUTION AND LIQUIDATION

Article Thirtieth          The company shall be dissolved in advance if so
                           resolved by a special general meeting of shareholders.

                           The Meeting which agrees or which recognizes the dissolution of the company shall elect one or more liquidators, who shall execute the liquidation subject to the Law. They shall have such authorities as these bylaws indicate for the management body.

Article Thirty-First       For all matters not stipulated in these
                           bylaws, the stipulations of the General Commercial
                           Companies Law shall be followed supplementarily.

                              TRANSITIONAL ARTICLES

FIRST The 1,000 (ONE THOUSAND) shares which represent the company's share capital are distributed in the following manner:

                  SHAREHOLDER                                          SHARES
                  -----------                                          ------
                  Grupo SYR, S.A. de C.V.                                 998
                  Ricardo Martinez Cruz                                     1
                  Colchones Coloso, S.A.                                    1
                                                                       --------
                  Total                                                 1,000

SECOND The shareholders meeting in their first Consultative General Meeting adopt the following

                                   RESOLUTIONS

         1. The management of the company is entrusted to a Sole Administrator, naming Mr. Francisco Eduardo Helguera Ramirez, who prior to this date accepted the position to which he has been named, it being agreed not to order any surety whatsoever for him to guarantee the performance of his functions.

                  To exercise his functions, Mr. Francisco Javier Helguera Ramirez has been granted the authorities contained in Article Fifteenth of the Corporate Bylaws, except that of subscribing and granting credit instruments, granting guarantees and acts of dominion without authorization from the Meeting.

         2 Mr. Francisco Javier Soni Ocampo, C.P.A., is named as Full Shareholders Representative of the company and Mr. Manuel Cueto Vega, C.P.A., is named as Alternate Shareholders Representative.

         3. The following powers of attorney for ELEKTRA Comercial, S.A., de C.V., are granted.

                  A. In favor of Mr. Ricardo Benjamin Salinas Pliego, a general power of attorney for him to exercise the following authorities:

                  a) A general power of attorney for litigation and collections with all the general authorities and even with the special ones which pursuant to the Law require a special clause under the terms of the first paragraph of Article 2554 of the Civil Code for the Federal District and the related articles of the Civil Codes for the States of the Mexican Republic for which reason he may, by way of example but not limited to, file and abandon all types of procedures, including to abandon cases of constitutional protection, to settle in arbitration, to prepare interrogatories but not to answer them, to settle in arbitration, to recuse, to make assignments of assets, to receive payments and to file complaints and accusations in criminal matters and to abandon the same when permitted by Law and, in general, to represent the company before all types of private parties and all types of administrative, judicial or labor authorities, federal or local in nature, and before federal and local Boards of Conciliation and Arbitration, and other labor authorities;

                  b) A general power of attorney for acts of management under the terms of the second paragraph of Article 2554 of the Civil Code for the Federal District and its related articles of the Civil Codes for the States of the Mexican Republic;

                  c) For acts of dominion under the terms of the third paragraph of Article 2554 of the Civil Code for the Federal District and its related articles of the Civil Codes for the States of the Mexican Republic;

                  d) The following authorities and delegations are granted to the agent in labor matters:

                  (i) Legal representation of the company pursuant to and for the purposes of Articles 11, 46, 47, 132 Sections XV, XVI and XVII, 134 Section III, 689 Sections I, II and III, 786, 787, 873, 874, 875, 876, 878, 880, 883, 884, 895 and subsequent,
                  905 and subsequent and 926 and subsequent of the Federal Labor law;

                  (ii) Employer representation of the Company, under the terms of Article 11 of the Federal Labor Law, for the purposes of any conflict which might be filed against the company;

                  (iii) A general power of attorney for collections and acts of administration, with all the general authorities and even the special ones which pursuant to the Law require a special power of attorney or clause, under the terms of the first two paragraphs of Article 2554 of the Civil Code for the Federal District, including, by way of example but not limited to, the authorities indicated in Article 2587 of the aforementioned Civil Code and its related articles in the Civil Codes for the other States of the Mexican Republic and in Articles 11, 689 to 693 of the Federal Labor Law;

                  (iv) The power of attorney granted, the legal representation which is delegated, and the employer representation which is granted by means of the present instrument shall be exercised by the agent with the following authorities which are listed by way of example and not as a limitation,, to act before the union or unions with which there exist collective or employment contracts and for all the purposes of individual or collective conflicts; in general, for all employer / employee conflicts, especially before the Department of Labor and Social Security, its Offices, Departments, Officials and Commissions in all matters related to training, safety and hygiene and before the Mexican Institute of Social Security, National Workers Housing Fund and National Workers Consumption Fund, to exercise before any of the labor authorities cited in the Federal Labor Law; he may also appear before Boards of Conciliation and Arbitration, whether local or federal or before Temporary or Permanent Boards; as a result, he shall have employer representation of the Company for the purposes of Article 11, 46, 47, 134 Section II and 692 and other related articles of the Federal Labor Law and also for the legal representation of the company for the purposes of proving agency and capacity in court or outside; he may, as a result, also appear to hear verbal testimony under the terms of Articles 787 and 788 of the Federal Labor Law, with the broadest authorities to prepare but not to answer interrogatories, to give verbal evidence in all its parts; he may also indicate a domicile to receive notifications, under the terms of Article 866 of the Federal Labor law; he may appear with all designated sufficient legal representation to conciliation hearings for litigation, motions, the offering and acceptance of evidence cited in Article 873 of the Federal Labor Law in all its three phases, for conciliation, litigation and motions, the offering and acceptance of evidence, under the terms of Articles 875, 876 Sections I and IV, 877, 878, 879, and 880 of the Federal Labor Law; he may also attend hearings to give evidence, under the terms of the terms of Articles 873 and 874 of the Federal Labor Law; likewise, authorities are granted to the agent to propose conciliation settlements, to enter into arbitration settlements, to take all types of decisions, to negotiate and to sign labor agreements; at the same time, he may act as the company's representative in his capacity as labor administrator with respect to and for all types of labor cases or procedures which are prosecuted before any authorities of a labor nature and exercise all types of actions, motions, defenses and counterclaims and to agree to arbitration for such purposes. The agent shall enjoy all the authorities of a general agent for litigation and collections and acts of management, under the terms of the first two paragraphs of
                  Article 2554 of the Civil Code for the Federal District including, by way of example but not limited to, the authorities indicated in Article 2587 of the aforementioned Civil Code and its related articles of the Civil Codes for the other states of the Mexican Republic in which the present power of attorney is exercised, and may also file any appeal or incidental procedure which is appropriate, as well as filing a direct or indirect case of constitutional protection and even to abandon them;

                  e) A power of attorney to grant, sign, endorse, guarantee and in any other manner negotiate credit instruments, under the terms of Article ninth of the General Credit Instruments and Transactions Law;

                  f) Authority to open, operate and cancel accounts of all types, in any financial institution, national or foreign, as well as to make deposits and to draw against them and to designate and cancel the designation of persons who draw against the same;

                  g) Authority to replace and to grant general or special powers of attorney within the limit of the aforementioned authorities and to revoke such powers of attorney as he grants in exercise of this authority.

                  B. A general power of attorney for acts of dominion under the terms of the third paragraph of Article two thousand five hundred forty-four of the Civil Code for the Federal District and its related articles of the Civil Codes for the States of the Mexican Republic, in favor of Messrs. Pedro Logona Padilla, Ricardo Martinez Cruz, Arturo Ramos Ochoa, and Filberto Jimenez Diaz, who, to exercise them, shall do so jointly between two of them, with the understanding that thee other agents may only exercise this authority when they exercise it jointly with one of either Messrs. Pedro Padilla Longona or Ricardo Martinez Cruz.

                  C. A general power of attorney for litigation and collections with all the general authorities and even with the special ones which, pursuant to the Law, require a special clause, under the terms of paragraph one of Article 2554 of the Civil Code for the Federal District and its related articles of the Civil Codes for the States of the Mexican Republic, which is granted to Messrs. Pedro Padilla Longona, Ricardo Martinez Cruz, Arturo Ramos Ochoa, Filberto Jimenez Diaz, Luis Jorge Encharte Fernandez, Gustavo Vega Vazquez, Pablo Prudencio Colado Casares, Javier Sarro Cortina, Jorge Narvaez Mazzini, Mauro Aguirre Regos, Gonzalo Garcia de Luca, Fernando Roberto Garcia Rochin, Victor Manuel Ruiz Ramirez and Gabriel Roqueri, which they may exercise individually. By way of example, but not limited thereto, the agents are authorized to file and abandon all types of procedures, including to abandon cases of constitutional protection, to settle, to agree to arbitration, to make and answer interrogatories, to agree to arbitration, to recuse, to make assignments of assets, to receive payments and to file complaints and accusations in criminal matters and to abandon the same when permitted by Law and, in general, to represent the company before all types of private parties and all types of administrative, judicial or labor authorities, federal or local in nature, and before federal and local Boards of Conciliation and Arbitration, and other labor authorities.

                  D. A general power of attorney for acts of management under the terms of the second paragraph of Article 2554 of the Civil Code for the Federal Districts and its related articles of the Civil Codes for the States of the Mexican Republic, which is granted in favor of Messrs. Pedro Padilla Longona, Ricardo Martinez Cruz, Arturo Ramos Ochoa, Filberto Jimenez Diaz, Luis Jorge Echarte Fernandez, Gustavo Vega Vazquez, Pablo Prudencio Colado Casares, Javier Sarro Cortina, Jorge Narvaez Mazzini, Mauro Aguirre Regis, Gonzalo Garcia de Luca, Fernando Roberto Garcia Rochin, Victor Manuel Ruiz Ramirez and Gabriel Roqueferi Relo, which they may exercise individually.

                  E. The following powers of attorney and authorities in labor matters in favor of Messrs. Pedro Padilla Longona, Ricardo Martinez Cruz, Arturo Ramos Ochoa, Filberto Jimenez Diaz, Luis Jorge Echarte Fernandez, Gustavo Vega Vazquez, Pablo Prudencio Colado Casares, Javier Sarro Cortina, Jorge Narvaez Mazzini, Mauro Aguirre Ragis, Gonzalo Garcia de Luca, Fernando Roberto Garcia Rochin, Victor Manuel Ruiz Ramirez and Gabriel Roquefi Relo, who may exercise it individually.

                  (i) Legal representation of the company pursuant to and for the purposes of Articles 11, 46, 47, 132 Sections XV, XVI and XVII, 134 Section III, 689 Sections I, II and III, 786, 787, 873, 874, 875, 876, 878, 880, 883, 884, 895 and subsequent,
                  905 and subsequent and 926 and subsequent of the Federal Labor law;

                  (ii) Employer representation of the Company, under the terms of Article 11 of the Federal Labor Law, for the purposes of any conflict which might be filed against the company;

                  (iii) A general power of attorney for collections and acts of administration, with all the general authorities and even the special ones which pursuant to the Law require a special power of attorney or clause, under the terms of the first two paragraphs of Article 2554 of the Civil Code for the Federal District, including, by way of example but not limited to, the authorities indicated in Article 2587 of the aforementioned Civil Code and its related articles in the Civil Codes for the other States of the Mexican Republic and in Articles 11, 689 to 693 of the Federal Labor Law;

                  (iv) The powers of attorney granted, the legal representation which is delegated, and the employer representation which is granted by means of the present instrument shall be exercised by the agents with the following authorities which are listed by way of example and not as a limitation,, to act before the union or unions with which there exist collective or employment contracts and for all the purposes of individual or collective conflicts; in general, for all employer / employee conflicts, especially before the Department of Labor and Social Security, its Offices, Departments, Officials and Commissions in all matters related to training, safety and hygiene and before the Mexican Institute of Social Security, National Workers Housing Fund and National Workers Consumption Fund, to exercise before any of the labor authorities cited in the Federal Labor Law; they may also appear before Boards of Conciliation and Arbitration, whether local or federal or before Temporary or Permanent Boards; as a result, they shall have employer representation of the Company for the purposes of Article 11, 46, 47, 134 Section II and 692 and other related articles of the Federal Labor Law and also for the legal representation of the company for the purposes of proving agency and capacity in court or outside; they may, as a result, also appear to hear verbal testimony under the terms of Articles 787 and 788 of the Federal Labor Law, with the broadest authorities to prepare but not to answer interrogatories, to give verbal evidence in all its parts; they may also indicate a domicile to receive notifications, under the terms of Article 866 of the Federal Labor law; they may appear with all designated sufficient legal representation to conciliation hearings for litigation, motions, the offering and acceptance of evidence cited in Article 873 of the Federal Labor Law in all its three phases, for conciliation, litigation and motions, the offering and acceptance of evidence, under the terms of Articles 875, 976 Sections I and IV, 877, 878, 879, and 880 of the Federal Labor Law; they may also attend hearings to give evidence, under the terms of the terms of Articles 873 and 874 of the Federal Labor Law; likewise, authorities are granted to the agents to propose conciliation settlements, to enter into arbitration settlements, to take all types of decisions, to negotiate and to sign labor agreements; at the same time, they may act as the company's representative in their capacity as labor administrator with respect to and for all types of labor cases or procedures which are prosecuted before any authorities of a labor nature and exercise all types of actions, motions, defenses and counterclaims and to agree to arbitration for such purposes. The agents shall enjoy all the authorities of a general agent for litigation and collections and acts of management, under the terms of the first two paragraphs of
                  Article 2554 of the Civil Code for the Federal District including, by way of example but not limited to, the authorities indicated in Article 2587 of the aforementioned Civil Code and its related articles of the Civil Codes for the other states of the Mexican Republic in which the present power of attorney is exercised, and may also file any appeal or incidental procedure which is appropriate, as well as filing a direct or indirect case of constitutional protection and even to abandon them;

                  F. A power of attorney to grant, sign, endorse, guarantee and in any other manner negotiate credit instruments, under the terms of Article Ninth of the General Credit Instruments and Transactions Law, in favor of Mr. Pedro Padilla Longona, Ricardo Martinez Cruz, Arturo Ramos Ochoa, Filberto Jimenez Diaz, Luis Jorge Echarte Fernandez, Gustavo Vega Vazquez, Pablo Prudencio Colado Casares, Javier Sarro Cortina, Jorge Narvaez Mazzini, Mauro Aguirre Regis, Gonzalo Garcia de Luca and Fernando Roberto Garcia Rochin, which authorities, to exercise them, they must exercise jointly between any two of them.

                  G. Authority to grant general or special powers of attorney and to revoke those powers of attorney which they grant in the exercise of this authority, which is granted to Messrs. Pedro Padilla Longona, Ricardo Martinez Cruz, Filberto Jimenez Diaz, Luis Jorge Echarte Fernandez, Pablo Prudencio Colado Casares, and Javier Sarro Cortina, which authority they may exercise individually or jointly pursuant to the authorities which have been granted to them.

THIRD The corporate fiscal year shall run from January first through December thirty-first of each year, with the exception of the first fiscal year which shall run from the date the present document is signed until December thirty-first of nineteen hundred ninety-nine.

                                                                  June 21, 2000



     The undersigned does hereby represent and certify that the above Corporate Bylaws of Elektra Comercial, S.A. de C.V. is a fair and accurate representation of the original Estatutos Sociales de Elektra Comercial, S.A.
de C.V.



                                        Grupo Elektra, S.A. de C.V.


                                        By: /s/ Ricardo Martinez Cruz
                                            -------------------------

                         ELEKTRA COMERCIAL, S.A. DE C.V.

                   GENERAL EXTRAORDINARY SHAREHOLDERS MEETING

                               DECEMBER 1st, 1999

         In the city of Mexico, Federal District, at 10:30 hours on December 1st, 1999, there assembled at the corporate domicile of Elektra Comercial, S.A. de C.V., the shareholders of such company with the purpose of holding a General Extraordinary Shareholders Meeting.

         Mr. Jaime Enrique Basurto Rosas presided over the meeting and Mr. Ricardo Martinez Cruz acted as Secretary, both designated unanimously by the persons present.

         The Chairman designated Messrs. Marco Polo Castro Perez and Lourdes Cerda Suarez as Tellers for the Meeting who accept their appointment and in the discharge of their duties prepare the List of Attendance that is attached herein, showing that the total amount of shares in which is divided the capital stock of the company are present or represented, as hereinafter is listed:

                                 ATTENDANCE LIST

Shareholder                                             Shares

Grupo SYR, S.A. de C.V.                                   998
Represented by Jaime E. Basurto Rosas
Federal Registry of Taxpayers:
GSY-911213-UQ3

Ricardo Martinez Cruz                                       1
Federal Registry of Taxpayers:
MACR-701007-IGA

Colchones Coloso, S.A. de C.V.                              1
Represented by Ricardo Martinez Cruz
Federal Registry of Taxpayers:
CCO-590905-QX6

Total.-                                                 1,000

         Whereas the entire capital stock of Elektra Comercial, S.A. de C.V. is represented, the Chairman declared the Meeting duly convened without need of prior publication of the respective call as set forth in article 188 of the General Law of Commercial Companies. Thereupon, the Chairman read the following:

                                     AGENDA

         I.       Partial amendment of these By-Laws.

         II. Submittal, discussion and, as the case may be, approval of the proposal to merge the Company, as well as the terms in which such merge will be formalized and general resolutions.

         III.     Designation of Special Delegates.

         POINT ONE. Pursuant to the first item on the Agenda, the Chairman submitted into the consideration of the present shareholders, the project of amendment of article second of the By-Laws, so that the Company is allowed to bind itself on behalf of third parties, either individuals or juridical persons, by adding this attribution to its corporate purpose.

         The shareholders discussed the previous proposition and the shareholders unanimously took the following:

                                   RESOLUTIONS

         SOLE.- The amendment of article second of the By-Laws of the Company is approved in order to remain as follows:

         ARTICLE SECOND.- The company shall have as purpose:

          (a) To plan, design and carry out the construction of all type of real assets, buildings, housing, lots, settlements, condominiums; its demolition, restoration, modification, sales purchase, lease, commodation, and any other legal act over them.

          (b) To render professional advisory services and the preparation of studies and projects in the different fields of engineering to all type of individuals, enterprises, industries, business and governmental entities, either municipal, state or federal; individuals or juridical persons, either nationals or from abroad that apply for them.

          (c) Planning, construction, equipment, maintenance, supervision, demolition or professional disqualification of all kind of civil works such highways, bridges, roads, earthworks; electric facilities, hydraulic facilities, perforation of deep wells; the performance of analysis, auditing and environmental monitories.

          (d) The design, fabrication, mounting, alienation, lease, commodation, supervision and maintenance of apparatus, machinery, metallic structures and equipment related with the purposes of the company.

          (e) Sales purchase, fabrication, storage, transportation, distribution, import and export of all kind of construction materials and different equipment pertaining to the economic activity of the enterprise.

          (f) Acquisition and alienation by any title of personal or real assets necessary for the compliance of its corporate purpose.

          (g) Promotion of residences, buildings and housing of social interest or luxurious housing before national or foreign financial institutions, social security institutions, unions and other credit organizations.

          (h) To apply, publish, register, franchise, transfer or license, and any other way to acquire and dispose of the rights of industrial property derived from trademarks, commercial notices and trade names, petite patents, inventions, designs and industrial secrets and other legal figures, as well as copyrights.

          (i) To obtain all kind of authorizations and permits to carry out its corporate purpose from governmental ambits, that are dependent, connected or incidental related with its activity and permitted by law.

          (j) To promote, constitute, exploit and to participate in the capital stock and patrimony of all kind of commercial companies, of services and of any other type.

          (k) The execution of all the acts and to enter into covenants and agreements either civil, labor, administrative, mercantile or of any other nature, that directly or indirectly are related with the above purposes and that are consequence of the same, as well as the execution of all kind of commission acts and mercantile mediations needed for the purpose of the company; to hire all kind of services, to accept and confer commissions, options, preferences and concessions of all type of activities; to grant real guarantees, such as to assess, mortgage, pledge, secure, issue, endorse and subscribe any credit instruments, to issue obligations, accept drafts on behalf of the same company or of third parties, to acquire shares or interests of other mercantile and civil companies, and also regarding its purposes, to confer general or special powers of attorney with or without faculties of substitution and to revoke them.

          (l) The realization and creation of publicity campaigns and promotions related with its corporate purpose.

          (m) To grant surety, bonds and guarantees of any kind, either real or personal, regarding the obligations of the company or of third parties, individuals or juridical persons with which the company has business relations.

          (n) Any other act that is necessary for the best attainment of its corporate goals.

         POINT TWO. Under the second item of the Agenda, the Chairman explained the shareholders, the convenience of merging the Company, as merging company, with Elektra, S.A. de C.V., as merged company, in the terms that were explained in detail. Likewise, the covenant according to which the merger will be carried out was submitted to the shareholders for their analysis and commentaries. Finally, the Chairman distributed among the present shareholders the General Balance of the company and the general balance of Elektra, S.A. de C.V., both as of October 31st, 1999, which will be taken as basis in order to carry out the merger in terms of the General Law of Commercial Companies.

         The Shareholders, after studying the documents above mentioned and taking into consideration the merge basis, unanimously take the following:

                              R E S O L U T I O N S

          "1. It is approved the merger of Elektra Comercial, S.A. de C.V. with Elektra, S.A. de C.V., where Elektra Comercial, S.A. de C.V. subsists as merging company and Elektra, S.A. de C.V. disappears as merged company".

          "2. It is approved and ratified the Covenant of Merger between Elektra Comercial, S.A. de C.V. and Elektra, S.A. de C.V., to be drafted in the following terms:

                               COVENANT OF MERGER

          FIRST. The parties agree in merging Elektra Comercial, S.A. de C.V. with Elektra, S.A. de C.V. in the terms and conditions of this Covenant, in the intelligence that Elektra Comercial, S.A. de C.V. will subsist as merging company and Elektra, S.A. de C.V. as merged company, will disappear.

          SECOND. The parties agree in taking into account the figures showed in the general balances as of October 31, 1999, to carry out the merger referred to in the above First Clause.

          THIRD. By virtue of the merger, in this act are transmitted to Elektra Comercial, S.A. de C.V., universitas iuris, without reserve or restrictions the total amount of assets, shares and rights and passives, obligations and responsibilities of Elektra, S.A. de C.V. so that they may form part of the assets and passives of Elektra Comercial, S.A. de C.V., with all the rights and obligations inherent to the same, in the understanding that Elektra Comercial, S.A. de C.V. acknowledge and take all the passives of Elektra, S.A. de C.V. in the date of merger, by subrogating in all the rights and obligations that may correspond to them before and after the formalization of this merger.

         FOURTH. The merger will be effective for the parties on December 8, 1999. The merger will be effective before third parties as of the date of registration in the Public Registry of Commerce in Mexico, Federal District.

         "3. As a consequence of the merger approved in Resolution 1 above, the capital stock of Elektra Comercial, S.A. de C.V. is increased in the amount of $17,972,326.00 (seventeen million nine hundred and seventy two thousand three hundred and twenty six pesos 00/100 currency of the United States of Mexico), to remain into the amount of $89,972,326.00 (eighty nine million nine hundred and seventy two thousand and three hundred and twenty six pesos 00/100 currency of the United States of Mexico).

          "4. To represent the increase of the capital stock of the Company, 5000 (five thousand) common, registered non par value Series "B" shares representative of the variable part of the capital stock are issued and will be subscribed in the following manner by Grupo SYR, S.A. de C.V. and by Grupo Empresarial Elektra, S.A. de C.V. to constitute the capital stock of Elektra Comercial, S.A. de C.V., as follows:

Shareholder                         Series A         Series B          Total

Grupo SYR, S.A. de C.V.               998              2,940           3,938
Represented by Jaime E.
Basurto Rosas
Federal Registry of Taxpayers:
GSY-911213-UQ3

Ricardo Martinez Cruz                  1                                  1
Federal Registry of Taxpayers:
MACR-701007-IGA

Grupo Empresarial Elektra,            60                                60
S.A. de C.V.
Federal Registry of Taxpayers:
GEE-950111-AF3

Colchones Coloso, S.A. de C.V.         1                                 1
Represented by
Ricardo Martinez Cruz
Federal Registry of Taxpayers:
CCO-590905-QX6
Total.-                             1000                3000          4000

         "5. The new Final Titles or Provisional Certificates of shares will be issued within the legal term to cover the 3000 (three thousand) common, registered, non par value, Series "B" shares that represent the increase of the capital stock in the variable part and they will be deposited in S.D. Indeval, S.A. de C.V. It is pointed out that all the shares will have the same abstract value, independently of the fixed of variable part of the capital stock that they represent as established in article 112 of the General Law of Commercial Companies".

         "6. According to what it is set forth in Article 223 of the General Law of Commercial Companies, the merger resolution taken in this Meeting contained in Resolution number 1 above, the General Balances of the Companies as of October 31, 1999, as well as a summary of the principal merger resolutions will be published in the Federal Official Gazette".

          POINT THREE. Dealing with the third point of the Agenda, the Shareholders unanimously adopted the following:

                               R E S O L U T I O N

         Messrs. Jaime Enrique Basurto Rosas, Ricardo Martinez Cruz, Lourdes Cerda Suarez, Marco Polo Castro Perez and Jesus Morales Aguilar, indistinctly, were authorized so that, jointly or separately, in the name and on behalf of the company and as special delegates of this meeting; a) make the publication in the Federal Official Gazette of the merger resolution taken in this meeting and in the General Balance of the company as of October 31, 1999, b) to record officially in one instrument the merger resolution before the Notary Public of their election; c) to carry out the necessary transactions and to register the corresponding deed in the Public Registry of Commerce of the Federal District;
d) to comply with what it is set forth in chapter third of the Federal Law of Economic Competency, regarding the notice of concentration, as the case may be, and, in general, take all the measures and sign all the necessary documents to formalize and to comply with the resolutions adopted by this Meeting, before particulars and authorities.

         The Chairman asked the present shareholders if they have any other matter to discuss. There being no further business to discuss, the Meeting was adjourned and these Minutes were prepared as a record thereof and signed by the Chairman and the Secretary of the Meeting.

         The Meeting was adjourned at 12:00 hours on December 1st, 1999.

         Jaime Enrique Basurto Rosas.- Chairman.- Signature.- Ricardo Martinez Cruz.- Secretary.- Signature.- Marco Polo Castro Perez.- Teller.- Signature.- Lourdes Cerda Suarez.- Teller.- Signature.

                                                        June 21, 2000


     The undersigned does hereby represent and certify that the above Amendment to the Corporate Bylaws of Elektra Comercial, S.A. de C.V. is a fair and accurate representation of the original Reforma de Estatutos Sociales de Elektra Comercial, S.A. de C.V.



                                        Grupo Elektra, S.A. de C.V.


                                        By: /s/ Ricardo Martinez Cruz
                                            -------------------------